Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Accountants”, “Experts” and “Appendix C - Financial Highlights” in the Information Statement/Prospectus and to the incorporation by reference of our report dated January 30, 2017, on the financial statements of Tortoise North American Energy Independence Fund and Tortoise Select Opportunity Fund (two of the portfolios constituting Managed Portfolio series)  as included in the Annual Report to Shareholders for the year ended November 30, 2017, in this registration statement of Managed Portfolio Series on Form N-14 filed with the Securities and Exchange Commission under the Securities Act of 1933 (Registration No. 333-217208).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 11, 2017